Exhibit 10.23.1

AMENDMENT OF EMPLOYMENT AGREEMENT

AND RESTRICTED STOCK AWARD AGREEMENT

This Amendment of Employment Agreement and Restricted Stock Award Agreement is between Path 1 Network Technologies Inc. (“Path 1”) and Frederick Cary (“Cary”) as of March 29, 2004. It amends the Employment Agreement between the parties dated September 7, 2001 (the “Employment Agreement”) and the Restricted Stock Award Agreement between the parties dated October 23, 2003 (the “Stock Agreement”) (together, the “Original Agreement”).

Cary is Path 1’s President and Chief Executive Officer. This Amendment is entered into in anticipation of Cary’s resignation as President, CEO and an employee, but with the anticipation that he would be willing to continue to serve as a Director and Chairman of the Board of Path 1.

1. The Original Agreement is amended as follows:

If and only if Cary resigns as President, CEO and an employee on March 29, 2004:

(a) The termination of employment shall, for purposes of Section 9.2.1(c) of the Employment Agreement, be treated as if it occurred pursuant to Section 9.2 of the Employment Agreement. For avoidance of doubt: Cary would still have to execute and deliver the general release to receive such (Section 9.2.1(c)) Severance Benefit.

(b) Upon such termination of employment, Path 1 shall provide Cary with forms by which he may maintain his and his eligible dependents’ participation in Path 1’s group health insurance plan pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act. If Cary elects such coverage, and if Cary delivers such general release, the (Section 9.2.1(c)) Severance Benefit shall be augmented to also include the following: Path 1 shall reimburse Cary, upon presentation of evidence of payment, for Cary’s payment of the premiums for COBRA benefits for Cary and his eligible dependents through the first anniversary of the Employment Termination Date. After the first anniversary of the Employment Termination Date, if Cary desires to continue his COBRA benefits, he understands and agrees that he shall be fully responsible for making (and without receiving further reimbursement) the necessary further premium payments in order to continue such coverage. Nothing herein shall limit the right of Path 1 to change the provider and/or the terms of its group health insurance plans or other benefit plans at any time hereafter.

(c) Section 3(b) of the Stock Agreement shall be amended to read in full as follows:

Vesting. 77,500 of the shares of Restricted Stock will vest based on the Participant’s continuous employment or Board of Directors service with the Company through September 1, 2004. 38,750 of the shares of Restricted Stock will vest based on the Participant’s continuous employment or Board of Directors service with the Company through December 1, 2004. 38,750 of the shares of Restricted Stock will vest based on the Participant’s continuous employment or Board of Directors service with the Company through March 1, 2005. In the event the Participant’s employment and Board of Directors service with the Company are terminated by reason of (i) death or (ii) disability, or in the event that after Participant’s employment with the Company has terminated his service as a Director is terminated by (i) removal from the Board without cause or (ii) failure to be re-elected to the Board at the 2004 annual meeting of stockholders, then all remaining shares of Restricted Stock that have not yet been vested shall immediately vest. Once vested pursuant to the terms of this Agreement, the Restricted Stock shall be deemed Vested Stock. Should any vesting date occur on a day during a “quiet period”, where Participant would be restricted from trading Company shares, then the vesting date shall be deemed to occur two weeks immediately after the termination of such quiet period.

(d) Sections 5 and 6 of the Stock Agreement shall be deleted.

(e) Cary shall be allowed to keep, as his personal property, the notebook computer, printer and Blackberry device which Path 1 had provided to him for business use. (This applies only to the hardware, and not to any confidential or proprietary information which belongs to or was entrusted to Path 1.) In addition Path 1 shall reimburse him for his monthly Blackberry service charges for a period of six months, after which the Company can terminate the reimbursement payments upon thirty (30) days’ written notice.

2. Except as expressly amended by this Amendment, the Original Agreement remains unchanged and in full force and effect.

3. The parties acknowledge that they have the right to have been represented by legal counsel of their own choosing, and that Heller Ehrman White & McAuliffe LLP and Hayden Trubitt are representing Path 1 and are not representing Cary.

/s/ FREDERICK CARY FREDERICK CARY

PATH 1 NETWORK TECHNOLOGIES INC.

By:	/s/ John Zavoli,

John Zavoli, Chief Financial Officer

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